Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated August 12, 2011

DGP  PowerShares  DB Gold Double Long ETN
DGZ  PowerShares DB Gold Short ETN DZZ
PowerShares DB Gold Double Short ETN

ETN and index data as of June 30, 2011

Description

The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP),
PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and PowerShares DB
Gold Double Short Exchange Traded Note (Symbol: DZZ) (collectively, the
"PowerShares DB Gold ETNs") are the first exchange-traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the PowerShares DB Gold ETNs are based on a total return version of the
Deutsche Bank Liquid Commodity Index -- Optimum Yield Gold[TM] , which is intended to track the long or short performance of a single unfunded gold futures contract.

PowerShares DB Gold ETN and Index Data

Ticker symbols

Gold Double Long                          DGP
Gold Short                                DGZ
Gold Double Short                         DZZ

Intraday indicative value symbols

Gold Double Long                        DGPIV
Gold Short                              DGZIV
Gold Double Short                       DZZIV
CUSIP symbols
Gold Double Long                  25154H749
Gold Short                        25154H731
Gold Double Short                 25154H756

Details

ETN price at initial listing          $25.00
Inception date                       2/27/08
Maturity date                        2/15/38
Yearly investor fee                    0.75%
Leveraged reset frequency             Monthly
Listing exchange                   NYSE Arca
Index symbol                          DGLDIX

Issuer

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

ETN Performance and Index History (%)(1)

                                1 Year 3 Year 5 Year 10 Year ETN Inception
ETN Performance
Gold Double Long                38.65  27.08      --      --       20.11
Gold Short                      -19.03 -18.37     --      --       -15.54
Gold Double Short               -35.67 -36.42     --      --       -31.81
Index History
Deutsche Bank Liquid
  Commodity Index --
  Optimum Yield Gold            19.57  15.99      --      --       12.54
Comparative Indexes(2)
SandP 500                         30.69    3.34  2.94       --         1.18
Barclays Capital U.S. Aggregate   3.90   6.46  6.52       --         5.76

Source: Invesco PowerShares, Bloomberg L.P.

(1) ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Gold ETN performance.
The inception date of the Deutsche Bank Liquid Commodity Index -- Optimum Yield
Gold[TM] is May 24, 2006. ETN Performance is based on a combination of the inverse monthly returns for the Gold Short ETNs, or two times the monthly returns or inverse monthly returns for the Gold Double Long ETNs and Gold Double
Short ETNs, respectively, from the Deutsche Bank Liquid Commodity Index --
Optimum Yield Gold Excess Return[TM] (the "Gold Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Gold ETNs, less the investor fee. The
T-Bill Index is intended to approximate the returns from investing in 3-month
United States Treasury bills on a rolling basis. Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

800 983 0903 | 877 369 4617 powersharesetns.com | dbfunds.db.com/notes twitter:
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DGP  PowerShares  DB Gold Double Long ETN
DGZ  PowerShares DB Gold Short ETN DZZ
PowerShares DB Gold Double Short ETN

ETN data as of June 30, 2011

Volatility (%)(1,2)
                    Double         Double
                     Long   Short   Short
1 Year              31.13  15.53   31.21
3 Year              43.77  21.94   43.89
------------------- ------ ------- ------
3-Year Historical Correlation(1,2)
                    Double         Double
                     Long   Short   Short
SandP 500              0.15   -0.16   -0.15
Barclays
  Capital U.S.
  Aggregate          0.49   -0.49   -0.49
------------------- ------ ------- ------
Annual Performance (%)(1)
                    Double         Double
                     Long   Short   Short
2009                43.88  -22.64  -42.97
2010                62.13  -24.10  -43.05
2011 YTD             8.88   -6.73  -14.02

What are the PowerShares DB Gold ETNs?

The PowerShares DB Gold ETNs are senior unsecured obligations issued by Deutsche
Bank AG, London Branch that are linked to a total return version of the Deutsche
Bank Liquid Commodity Index -- Optimum Yield Gold[TM]. The Index is designed to reflect the performance of certain gold futures contracts.

Investors can buy and sell the PowerShares DB Gold ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem the PowerShares DB Gold ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Benefits and Risks of PowerShares DB Gold ETNs

Benefits                      Risks
[]  Leveraged and short notes [] Non-principal protected
[]  Relatively low cost       [] Leveraged losses
[]  Intraday access           [] Subject to an investor fee
[]  Listed                    [] Limitations on repurchase
[]  Transparent               [] Concentrated exposure
                              [] Credit risk of the issuer

(2) The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index(TM) is an
unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude.
Volatility is the annualized standard deviation of index returns.

Long, Short, and Leveraged exposure to commodities has never been easier.(SM)

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The PowerShares DB Gold ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by means of securities that reset their exposure monthly.
Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested)
is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Gold ETNs are senior unsecured obligations of Deutsche Bank
AG, London Branch, and the amount due on the PowerShares DB Gold ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares
DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB
Gold ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Gold ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the
PowerShares DB Gold ETNs is zero, your Investment will expire worthless. The
PowerShares DB Gold ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of PowerShares
DB Gold ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Gold ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Gold ETNs are concentrated in gold. The market value of the
PowerShares DB Gold ETNs may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Gold ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Gold Double Long ETN and PowerShares DB Gold Double Short ETN
are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco Distributors,
Inc. or Invesco PowerShares Capital Management LLC are affiliated with Deutsche
Bank.

An investor should consider the PowerShares DB Gold ETNs' investment objectives, risks, charges and expenses carefully before investing.

An investment in the PowerShares DB Gold ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

800 983 0903 | 877 369 4617 [C] 2011 Invesco PowerShares Capital Management LLC
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